Beijing Business & Intelligence Consulting Co. Ltd. (“BBIC”)

(Translated sections of the BBIC referenced in the Form S-1 for Oriental Dragon Corporation, formerly known as Emerald Acquisition Corp.)

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Chapter 4: Economic run of fruit deep processing industry of China in 2009
Section 2: Analysis of enterprise number of industry of 2007-2009

In 2006, sales income of fruit deep processing of China reached 1428 million Yuan, with a comparable growth of 31.25%; in 2008, sales income of fruit deep processing of China reached 1938 million Yuan, with a comparable growth of 9.18%; in 2009, sales income of fruit deep processing was 2237million Yuan, with a comparable growth of 15.42%.

Table 10: Analysis on sales income of fruit deep processing industry of China of 2005-2009

Year	Sales income (100million Yuan)	Growth rate (%)
2005	1,088
2006	1,428	31.25%
2007	1,775	24.30%
2008	1,938	9.18%
2009	2,237	15.42%

Data source: Sorted by M-luo international data center

In 2006, total output of fruit deep processing of China reached approximately 1,554 million Yuan, with a comparable growth of 35.49%; in 2008, total output of fruit deep processing of China reached approximately 2,075 million Yuan, with a comparable growth of 13.34%; in 2009, total output of fruit deep processing was approximately 2,237 million Yuan, with a comparable growth of 15.42%.

Table 10: Analysis on total output of fruit deep processing industry of China of 2005-2009

Year	Total output (100million Yuan)	Growth rate (%)
2005	1,147.3
2006	1,554.5	35.49%
2007	1,831.5	17.81%
2008	2,075.98	13.34%
2009	2,435.38	17.31%

Data source: Sorted by M-luo international data center

Chapter11: Analysis on investment value of fruit deep processing industry

Section 8: Benefit forecast on fruit deep processing industry of 2007-2010

It is predicted that from 2010 to 2015, market profit of fruit deep processing industry of China shall have a continual growth, in 2015 market profit shall be 735.11million Yuan.

Table 95: Profit forecast on fruit deep processing industry of China of 2010-2015

	Sales total amount (100million Yuan)	Profit total amount (100million Yuan)	Profit growth rate
2010	2530	295.24	12.57%
2011	2974	347.05	17.55%
2012	3629	423.57	22.05%
2013	4293	501.04	18.29%
2014	4980	581.21	16.00%
2015	6300	735.11	26.48%

Data source: Model forecast

Chapter Six

Section Six - 2010-2013 Export Estimates of Fruit Processed Products

For 2007, 2008 and 2009, China export sales of processed fruit products were ￥52.2 billion,￥53.8 billion and￥67.5 billion and is estimated to amounting to ￥74.4 billion for 2010 and  ￥94.9 billion for 2013.

It is predicted that from 2010 to 2015, market profit of fruit deep processing industry of China shall have a continual growth, in 2015 market profit shall be 735.11 million Yuan.

Table 95: Profit forecast on fruit deep processing industry of China of 2010-2015

	Sales total amount (100million Yuan)	Profit total amount (100million Yuan)	Profit growth rate
2010	2530	295.24	12.57%
2011	2974	347.05	17.55%
2012	3629	423.57	22.05%
2013	4293	501.04	18.29%
2014	4980	581.21	16.00%
2015	6300	735.11	26.48%

Data source: Model forecast